                                  EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

Subsidiaries of Tweeter Home Entertainment Group, Inc.:
         -        New England Audio Co., Inc.


Subsidiaries of New England Audio Co., Inc.:
         -        NEA Delaware, Inc.


Subsidiaries of NEA Delaware, Inc.
         -        None.


THEG USA, L.P.:
         New England Audio Co., Inc. - 1% General Partner
         NEA Delaware, Inc. - 99% Limited Partner


Tweeter Home Entertainment Group Financing Company Trust
(a Massachusetts business trust):
         Grantor:  New England Audio Co., Inc.
         Trustees: Samuel Bloomberg
                   Jeffrey Stone





                                      -1-